EXHIBIT 5.1

August 12, 2004

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, WA 98004

Ladies and Gentlemen:

As legal counsel for SAFLINK Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 15,138,531 shares of the Company’s common stock, $0.01 par value (“Common Stock”), which may be issued pursuant to the exercise of awards granted under the SAFLINK Corporation 2000 Stock Incentive Plan, the Biz Interactive Zone, Inc. 2000 Stock Option Plan, the SSP Solutions, Inc. Second Amended and Restated 1999 Stock Option Plan, and the Litronic Industries, Inc. 1998 Stock Option Plan (together, the “Plans”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the shares of Common Stock which may be issued pursuant to awards granted under the Plans are duly authorized and will be validly issued, we have relied solely upon our review of the authorized shares provisions of the Certificate of Incorporation of the Company, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Washington.

Based on such examination, we are of the opinion that the 15,138,531 shares of Common Stock which may be issued pursuant to awards granted under the Plans are duly authorized shares of Common Stock and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and the use of our name wherever it appears in said registration statement.

Respectfully submitted,

/s/ GRAY CARY WARE & FREIDENRICH LLP

GRAY CARY WARE & FREIDENRICH LLP